UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2016

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-05558 (Commission File Number)	75-1277589 (IRS Employer Identification No.)

11840 Westline Industrial Drive, Suite 200
St Louis, Missouri 63146
(Address of principal executive offices)

(314) 656-4321
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective as of September 19, 2016, David Feldman, the Chief Executive Officer of Katy Industries, Inc. (the “Company”), was placed on administrative leave pending an internal review of the Company’s and Mr. Feldman’s performance, conducted by an independent committee of the Company’s Board of Directors.  On October 13, 2016, the Board of Directors voted to terminate Mr. Feldman’s employment for cause, in accordance with the terms of his employment agreement, effective immediately.

The Company has initiated an executive search to locate and vet potential candidates to fill the position of Chief Executive Officer.  In the interim, Lawrence Perkins, the Company’s Chief Restructuring Officer, and Curt Kroll, the Company’s Chief Financial Officer, will perform the functions of the principal executive officer of the Company.

Mr. Perkins, age 39, has served as the Company’s Chief Restructuring Officer since August 11, 2016.  He is the CEO and founder of SierraConstellation Partners LLC (“SCP”), an interim management and advisory firm that provides services to companies navigating business challenges. Prior to founding SCP in 2013, Mr. Perkins was a senior managing director and regional leader of Conway MacKenzie, Inc., a national consulting firm, where he was responsible for business development, marketing, staffing, and general management of the firm’s western region. The Company previously engaged SCP to make Mr. Perkins available to serve as CRO and to otherwise advise the Company with respect to, among other things, cash management processes, the development of cost reduction opportunities, vendor relationships and development of strategic plans for the Company’s business.

Mr. Kroll, age 37, has served as the Company’s Chief Financial Officer, Treasurer and Secretary since January 2015 and served as a Vice President, Corporate Controller and Assistant Treasurer of the Company and Continental Commercial Products, LLC, a wholly-owned subsidiary of the Company, from March 2012 until January 2015.  Prior to joining the Company, Mr. Kroll was an Audit Manager at Deloitte, a national accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.

Dated: October 19, 2016	/s/ Curt Kroll
By: Curt Kroll
Its: Treasurer and Chief Financial Officer